Exhibit 12.1:      Computation of Ratio of Earnings to Fixed Charges

	YEAR ENDED DECEMBER 31,					SIX MONTHS ENDED JUNE 30,
(in thousands, except ratio)	2003	2004	2005	2006	2007	2008

Consolidated pretax income (loss)	$396,217	$521,212	$721,051	$567,108	$(420,098)	$(235,937)
Share of distributed loss (income) of 50%-or-less-owned affiliates net of equity pickup	94	(5,772)	(315)	260	(342)	42,707
Amortization of capitalized interest	38,263	41,764	45,483	48,708	41,689	16,272
Interest	50,125	53,242	66,697	71,955	62,122	23,585
Less interest capitalized during the period	(42,602)	(52,015)	(65,959)	(71,750)	(62,024)	(23,541)
Interest portion of rental expense	5,973	5,639	5,678	7,736	8,911	3,879

EARNINGS (LOSS)	$448,070	$564,070	$772,635	$624,017	$(369,742)	$(173,035)

Interest	$50,125	$53,242	$66,697	$71,955	$62,122	$23,585
Interest portion of rental expense	5,973	5,639	5,678	7,736	8,911	3,879

FIXED CHARGES	$56,098	$58,881	$72,375	$79,691	$71,033	$27,464

Ratio of earnings to fixed charges	7.99	9.58	10.68	7.83	(5.21)	(6.30)